Exhibit 2.1

Lock-Up Agreement to Accept Offer in Relation to a Takeover Offer for Endace Limited

Emulex Corporation

TABLE OF CONTENTS

1	INTERPRETATION	1
1.1	Definitions	1
1.2	Interpretation	2
1.3	Nominee	2

2	TAKEOVER OFFER	3
2.1	Offer	3
2.2	Variations to the Offer Terms	3
2.3	Critical Dates	3
2.4	OIO Consent	3
2.5	Extension of Offer Period	3
2.6	Withdrawal	4
2.7	Termination by Shareholder	4
2.8	Adverse Changes	4
2.9	Effect of Termination	4

3	ACCEPTANCE OF OFFER AND OTHER OBLIGATIONS OF SHAREHOLDER	4
3.1	Acceptance of Offer	4
3.2	Dealings with Shares	4

4	COMPLIANCE WITH TAKEOVERS CODE	5
4.1	Holding and Controlling of Voting Rights	5
4.2	No Acquisition	5

5	WARRANTIES	5
5.1	Representations and Warranties of Shareholder	5
5.2	Representations and Warranties of the Offeror	5
5.3	No Right of Cancellation	5

6	GENERAL	5
6.1	Agreement Binding	5
6.2	Compliance with Law	6
6.3	Amendments	6
6.4	Further Assurances	6
6.5	Counterparts	6
6.6	Severability	6
6.7	Governing Law	6
6.8	Time of the Essence	6
6.9	Entire Agreement	6
6.10	Announcements	6
6.11	No Agency	6
6.12	Waiver	6
6.13	Notices	7
6.14	Delivery of Notices	7
6.15	Injunctive Relief	7
6.16	Process Agent - Service of Proceedings	7
6.17	Costs	8

LOCK-UP AGREEMENT IN RELATION TO A TAKEOVER OFFER FOR ALL OF THE SECURITIES OF ENDACE LIMITED

Date: December 2012

PARTIES

[Name and Address] (the Shareholder)

Emulex Bidco (Offeror)

BACKGROUND

A.	As at the date of this agreement, Endace Limited has [Number] ordinary shares on issue.

B.	The Shareholder is the legal and beneficial owner of [Number] options to subscribe for ordinary shares in the Company as set out in Schedule One (Options).

C.	The Offeror has agreed that, subject to the provisions of this agreement, it or a wholly owned subsidiary, will make an Offer for all the ordinary shares and all the Options in the Company.

D.	The Shareholder wishes to irrevocably agree that it will accept the Offer in respect of the Shares and the Options, to the extent permitted by the Takeovers Code, in accordance with the Offer Terms and the Takeovers Code.

THE PARTIES AGREE as follows:

1	INTERPRETATION

1.1	Definitions

In this agreement, unless the context otherwise requires:

Business Day means a day on which registered banks are open for business in Auckland, New Zealand (other than a Saturday, Sunday or a statutory holiday).

Company means Endace Limited.

Independent Adviser means the independent adviser appointed pursuant to Rule 18 of the Takeovers Code in respect of the Offer.

Offer means a full takeover offer under Rule 8 of the Takeovers Code and on the Offer Terms.

Offer Terms means the terms and conditions of the Offer set out in clause 2.1 and Schedule Two to this agreement, as amended from time to time in accordance with clause 2.2.

OIO means the Overseas Investment Office.

OIO Consent means the consent required under the Overseas Investment Act 2005 for the acquisition of up to 100% of the ordinary shares in the Company.

Options means all the options to subscribe for ordinary shares in the Company being [Number] options as described in the Schedule One.

Relevant Interest has the meaning as defined in the Securities Markets Act 1988.

Shares means the ordinary shares in the Company.

Takeovers Code means the Takeovers Code approved by Takeovers Code Approval Order 2000 (SR 2000/210), and includes any applicable exemption granted by the Takeovers Panel.

Takeover Notice means a takeover notice to be sent by the Offeror to the Company in compliance with Rule 41 of the Takeovers Code and clause 2.1, and having attached thereto the Offer Terms and the other information required by the Takeovers Code.

Target Company Statement means the target company statement prepared in accordance with Rule 46 of the Takeovers Code in respect of the Offer.

1.2	Interpretation

In this agreement, unless the context otherwise requires or as specifically otherwise stated:

(a)	headings are to be ignored;

(b)	references to a party or a person includes any form of entity and their respective successors;

(c)	every right, power and remedy of a party remains unrestricted and may be exercised without prejudice to each other at any time;

(d)	singular includes plural and vice versa;

(e)	any word or expression cognate with a definition in this agreement has a meaning corresponding to the definition;

(f)	references to any form of law are to New Zealand law, including as amended or re-enacted;

(g)	references to any document are to that document as amended in accordance with its terms;

(h)	references to sections, clauses, schedules, or other identifiers are to those in this agreement;

(i)	references to dates and time are references to dates and time in New Zealand; and

(j)	each schedule and any other attachment is part of this agreement.

1.3	Nominee

It is agreed that the Offeror may use a nominee to be the party making the Offer and the Offer may be amended accordingly but it shall not release the Offeror in any way from its obligations hereunder provided that such nominee is a direct or indirect wholly owned subsidiary of the Offeror.

2	TAKEOVER OFFER

2.1	Offer

Subject to the terms of this agreement, the Offeror or its nominee shall make a takeover offer for the acquisition of all the ordinary shares and Options in the Company not currently held by the Offeror, under Rule 8 of the Takeovers Code at a price of GBP5.00 per ordinary share, on the terms and conditions set out in the Offer Terms, which shall comply with the Takeovers Code. The price per Option shall be GBP5.00 MINUS the subscription price payable pursuant to the relevant Option and on the terms and conditions set out in the Offer Terms.

2.2	Variations to the Offer Terms

The Shareholder acknowledges that the Offer Terms set out in Schedule Two are not in final form and may be completed or amended by the Offeror prior to the Offer being made, provided that, except with the written agreement of the Shareholder (such agreement not to be unreasonably withheld or delayed) prior to the date of the Offer, no such additions or amendments shall:

(a)	reduce the Offer price;

(b)	include any further material conditions;

(c)	detrimentally affect the rights of the Shareholder; or

(d)	be materially inconsistent with the terms set out in Schedule Two.

2.3	Critical Dates

The Offeror shall:

(a)	send the Takeover Notice to the Company in accordance with Rule 41 of the Takeovers Code no later than 6 December 2012; and

(b)	make the Offer in accordance with Rule 43B of the Takeovers Code (by sending the Offer to the Company’s shareholders no later than 21 December 2012).

2.4	OIO Consent

The Offeror:

(a)	represents and warrants that it has, prior to executing this agreement, filed a bona fide application (together with all requisite supporting information, application fees and certificates) with the OIO for OIO consent; and

(b)	shall use all reasonable endeavours to ensure that OIO Consent is obtained as soon as practicable, including providing all information required by the OIO in relation to the OIO Consent and accepting any usual conditions imposed by the OIO in order to obtain OIO Consent.

2.5	Extension of Offer Period

(a)	If OIO Consent has not been obtained on or before the closing date of the Offer, the Offeror must extend the Offer Period, through one or more extensions, for a reasonable period in order to allow for sufficient (but not excessive) time to obtain OIO Consent, provided that nothing in this clause shall oblige the Offeror to extend the Offer Period beyond the maximum period specified in the Takeovers Code or any order made by the Takeovers Panel under the Takeovers Act 1993.

(b)	After the Offer has been declared unconditional in accordance with its terms, the Offeror will be entitled (but not obliged) to extend the Offer Period, through one or more extensions, in accordance with the Takeovers Code for any reason whatsoever.

2.6	Withdrawal

The Offeror will not be entitled to withdraw the Offer once made.

2.7	Termination by Shareholder

If the Offeror has not complied with its obligations under clause 2.3(a) or its obligations under clause 2.3(b) then the Shareholder may, by written notice to the Offeror, terminate this agreement with effect from the time such notice is received or deemed to be received in accordance with clause 6.14.

2.8	Adverse Changes

If any circumstances arise whereby the conditions described in paragraphs 5 and 6 of the Offer Terms would not reasonably be expected to be satisfied:

(a)	between and including the date of execution of this agreement and the intended date of the Takeover Notice under clause 2.3(a), the Offeror shall be under no obligation to give such Takeover Notice and the Offeror may by written notice to the Shareholder terminate this agreement with effect from the time such notice is received or deemed to be received in accordance with clause 6.14; or

(b)	between and including the date of execution of this agreement and the intended date of the Offer under clause 2.3 (b), the Offeror shall be under no obligation to make the Offer and the Offeror may by written notice to the Shareholder terminate this agreement with effect from the time such notice is received or deemed to be received in accordance with clause 6.14.

2.9	Effect of Termination

Upon termination of this agreement under clause 2.7 or 2.8, this agreement will be of no further force or effect and, except in respect of a breach of this agreement occurring before termination or as otherwise expressed in this agreement, no party will have any claim against any other party arising under or in connection with this agreement.

3	ACCEPTANCE OF OFFER AND OTHER OBLIGATIONS OF SHAREHOLDER

3.1	Acceptance of Offer

Subject to the Offer being made by the Offeror in accordance with this agreement, and the price per ordinary share in the Offer being not below the bottom of the valuation range of the Independent Adviser in their report forming part of the Target Company Statement, the Shareholder irrevocably agrees to accept the Offer in respect of his Options no later than the date which is five Business Days after the date of the Target Company Statement or, if later, then on the Business Day following the date the Target Company Statement is received by the Shareholder.

3.2	Dealings with Shares

The Shareholder agrees that, unless:

(a)	this agreement is terminated in accordance with its terms; or

(b)	the Offer lapses in accordance with its terms,

it will not dispose of or deal in any way with (including granting a Relevant Interest to a third party) any of his Options, except to accept the Offer.

4	COMPLIANCE WITH TAKEOVERS CODE

4.1	Holding and Controlling of Voting Rights

Nothing in this agreement will confer on the Offeror or any other party the ability, or right, to hold or control (as defined in the Takeovers Code) the voting rights attaching to the Shares and no party will become the holder or controller of such voting rights except on transfer of the Shares under the Offer. The Shareholder may exercise or control the exercise of all voting rights (as defined in the Takeovers Code) attached to its Shares in whatever manner that it sees fit until the Shares are transferred under the Offer.

4.2	No Acquisition

The Shareholder acknowledges that by executing this agreement it becomes an associate (as defined in the Takeovers Code) of the Offeror and accordingly the Shareholder agrees that it shall not acquire any further legal or beneficial interests in any shares in the Company.

5	WARRANTIES

5.1	Representations and Warranties of Shareholder

The Shareholder represents and warrants to the Offeror that:

(a)	at the date of this agreement and immediately prior to the Offeror making the Offer:

(i)	it is and will be the sole legal and beneficial owner of the Options and has and will have full power, capacity and authority to sell the Options subject to receiving the Offer;

(ii)	on completion of the purchase of the Options in accordance with the Offer Terms, legal and beneficial title to the Options will pass to the Offeror free of all charges, liens, mortgages, encumbrances and other adverse interests and claims of any kind in accordance with the Offer Terms; and

(iii)	other than the Options, the Shareholder has no interest (including a Relevant Interest) in any other securities of the Company.

5.2	Representations and Warranties of the Offeror

The Offeror represents and warrants to the Shareholder that it:

(a)	has the necessary power to bind itself in the manner contemplated by this agreement; and

(b)	will not contravene any law by entering into or performing its obligations under this agreement or the Offer.

5.3	No Right of Cancellation

Except where a right of cancellation is expressly conferred on a party under this agreement, notwithstanding any statutory or common law or other rights of a party (which are, to the extent permitted by law, negated), neither party will be entitled to cancel this agreement as a result of any breach of any obligations of the other party, expressed or implied in this agreement, or otherwise in relation to the sale of the Options to the Offeror.

6	GENERAL

6.1	Agreement Binding

Each party warrants and represents to the other that this agreement creates obligations which are legally binding on it and are enforceable against it in accordance with its terms.

6.2	Compliance with Law

Nothing in this agreement shall require any party to do any act or thing in contravention of the Takeovers Code, the Securities Markets Act 1988 or the Companies Act 1993.

6.3	Amendments

No amendment to this agreement will be effective unless it is in writing and signed by the parties.

6.4	Further Assurances

The parties shall promptly do everything reasonably required to give effect to this agreement according to its spirit and intent. Each party shall bear its own costs (and those of its related companies) incurred in connection with this agreement and the transaction contemplated by it.

6.5	Counterparts

This agreement may be signed in two or more counterparts (including facsimile or PDF copies), all of which, when taken together, shall constitute one and the same instrument and a binding and enforceable agreement between the parties.

6.6	Severability

A term or part of a term of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms or part of a term of this agreement continue in force.

6.7	Governing Law

This agreement is governed by New Zealand law. The parties submit to the nonexclusive jurisdiction of the Courts of New Zealand.

6.8	Time of the Essence

Any time, date or period in this agreement may be extended by agreement between the parties but, as regards any time, date or period, fixed or extended, time shall be of the essence.

6.9	Entire Agreement

This agreement and the Offer Terms constitute the entire agreement and understanding between the parties relating to the subject matter of this agreement and supersedes all previous agreements and understandings between the parties relating thereto.

6.10	Announcements

Neither party will make any public announcement regarding this agreement without the prior consent of the other party, which consent must not be unreasonably withheld or delayed, but this shall not limit either party from complying with its legal obligations, including pursuant to any applicable law, regulation, rule, stock exchange rule, or legal process, as and when required to do so.

6.11	No Agency

Nothing contained in this agreement is deemed to constitute any of the parties the agent or legal representative of any other party except as otherwise expressly provided in this agreement. No party has authority to assume any obligation or liability on behalf of the other party.

6.12	Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise by a party of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

6.13	Notices

Any notice or other communication to be given under this agreement must be in writing addressed to the recipient at the address or facsimile number or email address from time to time notified by that party in writing to the other party. Until a change is so notified, the address, facsimile number and email address of each party are those set out under the name of that party at the end of this agreement.

6.14	Delivery of Notices

Delivery of any notice under this agreement may be effected by hand, or by post with postage prepaid, or by facsimile, or by email. A notice or other communication will be deemed to have been received:

(a)	In the case of hand delivery, at the time of actual delivery to the recipient’s address;

(b)	in the case of delivery by pre-paid post, on the 2nd Business Day after posting;

(c)	in the case of delivery by facsimile, at the time of transmission specified in a transmission report from the sending machine which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient; and

(d)	In the case of delivery by email, the earlier of:

(i)	the sender’s receipt of confirmation of successful delivery; or

(ii)	one day after dispatch, provided the sender does not receive any indication of the failure of, or delay in, delivery within the third day after dispatch. Dispatch occurs when the relevant email first leaves the sender’s network for delivery to the recipient’s address.

However, if a notice or other communication is received or deemed to have been received after 5 pm on a Business Day in the place to which it is sent, or on a day which is not a Business Day in that place, it will be deemed not to have been received until the next Business Day in that place.

6.15	Injunctive Relief

Irreparable damage may result to Emulex in the event of a breach or reasonably anticipated breach of this agreement and in such event Emulex shall be entitled, in addition to any other remedy available, to an injunction to retrain any breach or reasonably anticipated breach.

6.16	Process Agent - Service of Proceedings

The Offeror irrevocably appoints David Quigg:

Address:	c/- Quigg Partners
7th Floor, The Bayleys Building 36 Brandon Street
Wellington
New Zealand

Email:	davidquigg@quiggpartners.com

as its agent to accept service or proceedings in New Zealand on its behalf.

The Shareholder irrevocably appoints [Agent Name]

Address:	[Agent Address]

Email:	[Agent E-Mail Address]

as its agent to accept service or proceedings in New Zealand on its behalf.

The Offeror and the Shareholder may change the process agent and its address by notice in writing to the other party.

6.17	Costs

Each party will bear its own costs and expenses in connection with the negotiation, preparation and implementation of this agreement.

EXECUTION

Signed by

[Shareholder Name]

Address:	[Shareholder Address]

Email:	[Shareholder E-Mail Address]

Emulex Corporation by:

Authorised Signatory

Address:	c/- Quigg Partners
7th Floor, The Bayleys Building 36 Brandon Street
Wellington
New Zealand

Facsimile:	+64 4 472 7871
Email:	davidquigg@quiggpartners.com

SCHEDULE ONE

No. of Options	Exercise Price per Option
[Number]	[Exercise Price] pence
[Number]	[Exercise Price] pence
[Number]	[Exercise Price] pence
Total Options: [Number]

SCHEDULE TWO

OFFER TERMS